Exhibit 99.2

April 19, 2007

Dear Shareholders:

On behalf of the Board of Directors, I am very pleased to inform you that we have selected HAWTHORN BANK as the new name for our Bank.

Under our strategic plan that was announced last December, changing our name was one of our top priorities in order to distinguish our organization from other Banks. We wanted a name that would separate and distinguish us from any other Bank in Missouri or the central states region. After an extensive search with an outside consultant from Denver, Colorado, we were really happy to have the opportunity to select HAWTHORN BANK.

This name reflects our rich heritage and culture and announces a new beginning that will spring our organization forward as we continue to execute on the strategic plan and direction that the Board of Directors has put in place.

The change in the name will take place over the next few months as we continue the consolidation of our four banks into a single bank. This consolidation was also one of the highest priorities to come out of our strategic plan. We want to provide to our customers a very dynamic and responsive bank to meet all of their banking needs. In order to reposition our Bank to meet the developing and enhanced technology and banking products of today, we had to make our bank more agile and responsive. Consolidating all of our banks into one will reduce inefficiencies and allow our customers to use any one of the 26 banking locations we have over the State of Missouri.

In the next few days we will file with the SEC and furnish to you a definitive proxy statement for our annual meeting of shareholders to be held on June 13, 2007 in Jefferson City. In this proxy statement, the Board of Directors requests that you approve changing the name of our Holding Company to Hawthorn Bancshares, Inc. to more closely connect our Holding Company name to the new name of the Bank and to take advantage of the advertising and name recognition. We hope you will vote to approve that change. Shareholders are advised to read the proxy statement when it is finalized and distributed to shareholders because it will contain important information about the proposed name change and other matters. Shareholders will be able to obtain a free-of-charge copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at www.sec.gov. Shareholders also will be able to obtain a free-of-charge copy of the proxy statement and other relevant documents (when available) by directing a request by mail to Kathleen L. Bruegenhemke, Exchange National Bancshares, Inc., P.O. Box 688, Jefferson City, Missouri 65102.

Our company and certain of its directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from our shareholders in favor of an amendment to our articles of incorporation providing for the proposed name change. Information regarding the persons who may be considered “participants” in the solicitation of proxies will be set forth in our proxy statement that is filed with the SEC. Information regarding certain of these persons and their beneficial ownership of our common stock also is set forth in our most recent proxy statement and annual report on Form 10-K, which are available on our website and www.sec.gov. Additional information regarding the interests of the participants will be included in the proxy statement and other relevant documents filed with the SEC.

We thank you for your continued support and in the meantime if you have any questions on the direction of your company and the strategic plan please don’t hesitate to call us.

Yours truly,

James E. Smith
Chairman